EXHIBIT 99

 COMPUTER SCIENCES CORPORATION
REVENUES BY MARKET SECTOR
(In millions)

	Third Quarter Ended		% of Total
	Jan. 2, 2004	Dec. 27, 2002	Fiscal 2004	Fiscal 2003

Global commercial:
U.S. commercial	$ 921.9	$969.1	25%	35%
Europe	933.2	760.1	26	27
Other International	309.8	274.8	9	9
Total	2,164.9	2,004.0	60	71

U.S. federal government:
Department of Defense	940.1	464.6	26	17
Civil agencies	516.2	325.0	14	12
Total	1,456.3	789.6	40	29
Total Revenues	$3,621.2 ======	$2,793.6 ======	100% ====	100% ====

	Nine Months Ended		% of Total
	Jan. 2, 2004	Dec. 27, 2002	Fiscal 2004	Fiscal 2003

Global commercial:
U.S. commercial	$ 2,816.0	$2,915.3	26%	35%
Europe	2,604.3	2,142.5	24	26
Other International	891.2	857.0	9	10
Total	6,311.5	5,914.8	59	71

U.S. federal government:
Department of Defense	2,829.3	1,386.4	26	17
Civil agencies	1,626.4	966.2	15	12
Total	4,455.7	2,352.6	41	29
Total Revenues	$10,767.2 =======	$8,267.4 ======	100% ====	100% ====

Note: The table presents revenue by market sector, which differs from revenue by reportable segment as disclosed in the Form 10-Q.